Exhibit 99.1

Regal Entertainment Group Appoints Two New Independent Directors

Knoxville, Tennessee – October 17, 2005 – Regal Entertainment Group (NYSE: RGC), a leading motion picture exhibitor owning and operating the largest theatre circuit in the United States under the Regal Cinemas, United Artists Theatres and Edwards Theatres brands, today announced the appointment of Alex Yemenidjian as an independent director and a member of the audit committee and Nestor R. Weigand, Jr. as an independent director and member of the compensation committee and nominating and corporate governance committee.

Messrs. Yemenidjian and Weigand’s appointments are effective as of October 13, 2005 and increase the size of the Board to nine members.  Mr. Yemenidjian is a Class I director and Mr. Weigand is a Class III director.  Class I directors stand for election in 2006 while Class III directors stand for election in 2008.  The Company’s Board of Directors is presently comprised of a majority of independent directors and the Company’s audit, compensation, and nominating and corporate governance committees consist entirely of independent directors.

Alex Yemenidjian is currently Chairman of the Board and Chief Executive Officer of Armenco Holdings, LLC.  He served as Chairman of the Board and Chief Executive Officer of Metro-Goldwyn-Mayer Inc. from April 1999 to April 2005 and was a director thereof from November 1997 to April 2005.  Mr. Yemenidjian also served as a director of MGM MIRAGE (formerly MGM Grand, Inc.) from 1989 to 2005.  From July 1995 through December 1999, Mr. Yemenidjian served as President of MGM MIRAGE.   He also served MGM MIRAGE in other capacities during such period, including as Chief Operating Officer from June 1995 until April 1999 and as Chief Financial Officer from May 1994 to January 1998.  In addition, Mr. Yemenidjian served as an executive of the Tracinda Corporation, the majority owner of Metro-Goldwyn-Mayer Inc., and of MGM MIRAGE from January 1990 to January 1997 and from February 1999 to April 1999.  Prior to 1990, Mr. Yemenidjian was the managing partner of Parks, Palmer, Turner & Yemenidjian, Certified Public Accountants.  Mr. Yemenidjian currently serves as a director of Guess?, Inc., The Lincy Foundation, The United Armenian Fund, USC Marshall School of Business Board of Leaders, and Co-chair of The Imagine the Arts Campaign at California State University, Northridge.

Nestor Weigand is currently Chairman and Chief Executive Officer of J.P. Weigand & Sons, a full service real estate firm based in Wichita, Kansas.  Mr. Weigand has over 45 years of experience in the real estate industry and has served in a variety of key roles in domestic and international real estate organizations.  Mr. Weigand currently serves as a director of Fox & Hound Restaurant Group.

“We are extremely pleased to welcome Messrs. Yemenidjian and Weigand to the Regal Entertainment Group Board of Directors.  Mr. Yemenidjian’s experience in the movie and entertainment business coupled with Mr. Weigand’s extensive real estate background will enhance the experience base of the Company’s Board and contribute valuable strategic perspective,” stated Mike Campbell, CEO of Regal Entertainment Group.

Current Committee Composition:

Following the appointment of Messrs. Yemenidjian and Weigand, the committees of the Board of Directors will be comprised of the following individuals.

Nominating & Corporate
Audit Committee:	Compensation Committee:	Governance Committee:
Lewis W. Coleman (Chrm.)	Steve A. Kaplan (Chrm.)	Thomas D. Bell, Jr. (Chrm.)
Thomas D. Bell, Jr.	Alfred C. Eckert III	Lewis W. Coleman
Alfred C. Eckert III	Nestor R. Weigand, Jr.	Nestor R. Weigand, Jr.
Alex Yemenidjian

Forward-looking Statements:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2005. All forward-looking statements are expressly qualified in their entirety by such factors.

About Regal Entertainment Group

Regal Entertainment Group (NYSE: RGC) is the largest motion picture exhibitor in the world. The Company’s theatre circuit, comprising Regal Cinemas, United Artists Theatres and Edwards Theatres, operates 6,605 screens in 579 locations in 40 states. Regal operates approximately 18% of all indoor screens in the United States including theatres in 44 of the top 50 U.S. markets and growing suburban areas. We believe that the size, reach and quality of the Company’s theatre circuit not only provide its patrons with a convenient and enjoyable movie-going experience, but is also an exceptional platform to realize economies of scale in theatre operations and, through its investment in National CineMedia, LLC, further realize cinema advertising, marketing and other revenue enhancing opportunities by utilizing Regal’s existing asset base.

Additional information is available on the Company’s Web site at www.REGmovies.com.

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Financial Contact:	Media Contact:

Don De Laria	Dick Westerling
Regal Entertainment Group	Regal Entertainment Group
Vice President – Investor Relations	Senior Vice President - Marketing
865-925-9685	865-925-9539
don.delaria@REGmovies.com	dick.westerling@REGmovies.com